Exhibit 10.6

AMENDMENT #4 to the LICENSE AGREEMENT

This Amendment (“Amendment”) is made by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences, a public institution of higher education having principal offices at 2404 North University Avenue, Little Rock, Arkansas 72207 (hereinafter “University”), and Myeloma Health LLC, a Delaware limited liability company having a principal office at 667 Madison Avenue, 14th Floor, New York, New York 10065 (hereinafter “Licensee”).

WITTNESSETH

WHEREAS, on April 1, 2010, the University and Licensee entered into a license agreement (“Agreement”),

WHEREAS, the University and Licensee wish to amend the Agreement.

Amendments

NOW, THEREFORE, the University and Licensee, in consideration of the premises and the mutual covenants contained herein, hereby agree as follows:

1.	This Amendment is made effective as of ___12/1/11_______.

2.	Article 7.1 of the Agreement shall be replaced as follows:

(a)          LICENSEE shall have the obligation, exclusive right and license, in the name of and on behalf of UNIVERSITY, to apply for, prosecute, seek prompt issuance of, maintain, and pay all costs associated with, during the term of this Agreement, the PATENT RIGHTS (including, without limitations, all applications included therein) listed in Appendix A, including, without limitation, all United States and foreign patents issued from the patent applications listed in Appendix A and from any patent application that is a divisional, continuation, continuation-in-part (but only to the extent supported in the specification, and entitled to the priority date of, the parent application), and any reexamination and reissue of any patent and/or patent application listed in Appendix A and any divisional, continuation, continuation-in-part (but only to the extent supported in the specification, and entitled to the priority date of, the parent application), reexamination and reissue issued from such an application and any foreign patent issued from any corresponding foreign patent application (“Appendix A PATENT RIGHTS”). The prosecution, filing and maintenance of the Appendix A PATENT RIGHTS patents and applications shall be the primary responsibility of LICENSEE, including payment of all costs associated therewith; provided, however, that UNIVERSITY shall have reasonable opportunities to advise LICENSEE and shall cooperate with LICENSEE in such prosecution, filing and maintenance as requested by LICENSEE. LICENSEE shall have the right to select counsel to prosecute the Appendix A PATENT RIGHTS, subject to approval by UNIVERSITY which approval shall not be unreasonably withheld. LICENSEE shall consult with UNIVERSITY prior to taking any action which is reasonably likely to have a material adverse effect upon the UNIVERSITY’S rights in the Appendix A PATENT RIGHTS. Copies of all Patent Office actions shall be provided at their time of receipt and copies of responses thereto shall be provided to UNIVERSITY and its designated patent counsel prior to their filing and with sufficient time for UNIVERSITY and its designated patent counsel to provide comments and recommendations if deemed necessary, which comments and recommendations will be duly considered by LICENSEE in the prosecution and maintenance of the Appendix A PATENT RIGHTS. LICENSEE shall apply for and use its reasonable good faith efforts to prosecute and seek prompt issuance of the Appendix A PATENT RIGHTS in the United States and in such foreign countries as shall be agreed to by UNIVERSITY and LICENSEE, in a timely and reasonably prudent business manner. LICENSEE shall use good faith efforts to maintain the Appendix A PATENT RIGHTS during the term of this Agreement in such countries as LICENSEE deems necessary in the exercise of its reasonably prudent business judgment; provided that UNIVERSITY shall be notified prior to the abandonment of any patent or patent application included in the Appendix A PATENT RIGHTS. UNIVERSITY reserves the right to prosecute and maintain, at its sole expense, any patent or patent application included in the PATENT RIGHTS that is abandoned by LICENSEE (except for purposes of filing continuation applications) and LICENSEE shall have no license or rights to such patents or patent applications.

(b)          UNIVERSITY shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS listed in Appendix B (“Appendix B PATENT RIGHTS”) unless otherwise agreed by the LICENSEE and any third party that is also a licensee with respect to a patent application or patent within such Appendix B PATENT RIGHTS, provided, however, that LICENSEE and, if applicable, any such third party licensee shall: (i) agree upon and select patent counsel to be used by the UNIVERSITY (and shall select new patent counsel from time to time as LICENSEE, UNIVERSITY and any such third party licensee may agree) and (ii) have the opportunity to review and comment on decisions to be made or answers to examiner comments, which comments shall be duly considered and included in any proposed amendments. UNIVERSITY shall keep LICENSEE regularly updated of the status of the patent application filings. UNIVERSITY agrees to consult LICENSEE to determine in which countries the application has to be extended and to extend the patent application in the countries selected by LICENSEE and any applicable third party licensee of the Appendix B PATENT RIGHTS. UNIVERSITY shall diligently file, prosecute and maintain the patent applications. The prosecution, filing and maintenance of all Appendix B PATENT RIGHTS patents shall be the primary responsibility of UNIVERSITY as set forth in this Article 7, provided that this Article 7 shall be subject to the terms and conditions set forth in Article 5.1(e) of this Agreement.

3.	All other terms and conditions of the Agreement that have not been amended herein shall remain in full force and effect.

4.	The recitals and preamble set forth prior to the enumerated sections of this Amendment are hereby incorporated by reference in their entirety and made a part of this Amendment as if fully set forth herein.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS		MYELOMA HEALTH LLC

By:	/s/ Ann Kemp	By:	/s/ Joe Hernandez

Name:	Ann Kemp	Name:	Joe Hernandez

Title:	Vice President for Administration	Title:	President and CEO

- 3 -